Exhibit 10.40
FIFTH AMENDMENT AGREEMENT
This Fifth Amendment Agreement dated as of August 28, 2008 (“Fifth Amendment”) is entered into with reference to the Revolving Loan Agreement dated as of November 22, 2005, as amended (the “Loan Agreement”), among KB HOME, a Delaware corporation (“Borrower”), the Banks party thereto, and Bank of America, N.A., as Administrative Agent. Borrower and the Administrative Agent, acting on behalf of the Required Banks under the Loan Agreement, agree to amend the Loan Agreement as follows:
1.	Definitions. Capitalized terms used but not defined herein have the meanings set forth in the Loan Agreement.
2.	Amendments to Section 1.1 — Defined Terms.
(a)	The definition of “Applicable Rates” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:

“Applicable Rates” means, as of any date of determination, the following percentages per annum, based upon the Applicable Pricing Level on that date:

			Applicable Letter of
	Applicable	Applicable	Credit Fee
Applicable	Base Rate	Commitment	Applicable Eurodollar
Pricing Level	Spread	Fee Rate	Rate Spread
I	0.000%	0.350%	1.375%
II	0.000%	0.375%	1.500%
III	0.000%	0.400%	1.750%
IV	0.000%	0.425%	2.000%
V	0.000%	0.450%	2.250%
(b)	The definition of “Borrowing Base Certificate” set forth in Section 1.1 of the Loan Agreement shall be amended by revising the form of Borrowing Base Certificate contained in Exhibit B of the Loan Agreement to read in its entirety as set forth in Annex I hereto.

(c)	The definition of “Commitment” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Commitment” means, subject to Sections 2.6, 2.7 and 2.9, $800,000,000. The Pro Rata Shares of the Banks with respect to the Commitment are set forth in Schedule 1.1.
(d)	The definition of “Compliance Certificate” set forth in Section 1.1 of the Loan Agreement shall be amended by revising the form of Compliance Certificate contained in Exhibit C of the Loan Agreement to read in its entirety as set forth in Annex II hereto.

(e)	The definition of “Consolidated Interest Coverage Ratio” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the 12 month period ending on such date to (b) Consolidated Interest Expense for the 12 month period ending on such date.
(f)	The definition of “Consolidated Interest Expense” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Consolidated Interest Expense” means, for any period, the aggregate amount of interest, fees, charges and related expenses (but excluding (i) premiums and non-cash amounts arising as a result of prepayment or extinguishment of Indebtedness, (ii) Non-Cash Convertible Debt Interest Expenses and (iii) accretion of original issue discount on long-term debt) paid or payable to a lender by Borrower and its Consolidated Subsidiaries on a consolidated basis in connection with borrowed money (including any capitalized interest) and the interest portion of any capitalized lease payments less interest income of Borrower and its Consolidated Subsidiaries on a consolidated basis.
(g)	The definition of “Consolidated Leverage Ratio” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on that date to (b) the sum of (i) Consolidated Tangible Net Worth plus (ii) the cumulative net amount of all Deferred Tax Valuation Allowances (not to exceed $721,753,000 in the aggregate), each as of that date determined in accordance with Generally Accepted Accounting Principles consistently applied; provided, however, that for purposes of determining the Applicable Pricing Level, “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on that date to (b) Consolidated Tangible Net Worth on that date.
(h)	The definition of “Consolidated Total Indebtedness” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness and Contingent Guaranty Obligations of Borrower and its Consolidated Subsidiaries on a consolidated basis on that date (without duplication for any guaranty by Borrower of a Consolidated Subsidiary’s Indebtedness or any guaranty by a Consolidated Subsidiary of either Borrower’s or another Consolidated Subsidiary’s Indebtedness or otherwise) minus (a) all Indebtedness and Contingent Guaranty Obligations of Financial Subsidiaries on a consolidated basis (but only to the extent that such Financial Subsidiaries are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary) on that date minus (b) all Indebtedness and Contingent Guaranty Obligations of Foreign Subsidiaries of the Borrower on a consolidated basis (but only to the extent that such Foreign Subsidiaries of the Borrower are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary or any of their respective Property) on that date minus (c) the greater of (X) the amount, if any, by which Cash and Cash Equivalents of Borrower and its Consolidated Subsidiaries (other than the

Financial Subsidiaries and Foreign Subsidiaries) on a consolidated basis on that date exceed the sum of (i) Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) and (ii) $15,000,000 and (Y) the amount, if any, by which all Cash and Cash Equivalents of Borrower and its Consolidated Subsidiaries (other than the Financial Subsidiaries and Foreign Subsidiaries) on a consolidated basis on that date other than Unrestricted Cash exceed $15,000,000.
(i)	The definition of “Pro Rata Share” set forth in Section 1.1 of the Loan Agreement shall be amended by revising Schedule 1.1 of the Loan Agreement to read in its entirety as set forth in Annex III hereto.

(j)	The definition of “ Shareholders’ Equity” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity (including preferred stock) as of that date determined in accordance with Generally Accepted Accounting Principles consistently applied; provided that there shall be excluded from Shareholders’ Equity any amount attributable to capital stock (including preferred stock) that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof prior to the date which is one year after the Maturity Date or upon the occurrence of specified events or at the election of the holder thereof.
(k)	The definition of “Unrestricted Cash” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Unrestricted Cash” means, as of any date of determination, the Cash and Cash Equivalents of Borrower and its Borrowing Base Subsidiaries to the extent that such Cash and Cash Equivalents are free and clear of all Liens and Rights of Others and are not subject to any restriction (including the restrictions on the Reserve Account set forth in Section 6.11) pursuant to any Contractual Obligations.
(l)	Section 1.1 of the Loan Agreement shall be amended by adding the new definitions below in their appropriate alphabetical positions:
“Applicable Reserve Account Multiplier” means: (i) four (4), for the period beginning on the date of this Fifth Amendment and continuing until the day the Compliance Certificate for the Fiscal Quarter ending November 30, 2009 is delivered by Borrower; (ii) three (3), for the period beginning on the first day after the Compliance Certificate for the Fiscal Quarter ending November 30, 2009 is delivered by Borrower and continuing until the day the Compliance Certificate for the Fiscal Quarter ending February 28, 2010 is delivered by Borrower; (iii) two (2), for the period beginning on the first day after the Compliance Certificate for the Fiscal Quarter ending February 28, 2010 is delivered by Borrower and continuing until the day the Compliance Certificate for the Fiscal Quarter ending May 31, 2010 is delivered by Borrower; and (iv) one (1), for the period beginning on the first day after the Compliance

Certificate for the Fiscal Quarter ending May 31, 2010 is delivered by Borrower and continuing until the Maturity Date.
“Deferred Tax Valuation Allowance” means the valuation allowance applied to deferred tax assets resulting from the application of FASB Statement No. 109, Accounting for Income Taxes, or otherwise required in accordance with Generally Accepted Accounting Principles consistently applied.
“Fifth Amendment” means the Fifth Amendment Agreement dated as of August 28, 2008, which amends this Agreement.
“Minimum Reserve Amount” has the meaning set forth in Section 6.11.
“Non-Cash Convertible Debt Interest Expenses” means non-cash interest expense applied to convertible debt instruments resulting from the application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), or otherwise required in accordance with Generally Accepted Accounting Principles consistently applied.
“Reserve Account” has the meaning set forth in Section 6.11.
“Third Amendment” means the Third Amendment Agreement dated as of August 17, 2007, which amends this Agreement.
3.	Amendment to Section 2.4 — Reduction of Swing Line. Section 2.4(a) of the Loan Agreement shall be amended to read in its entirety as follows:
(a)	Subject to the terms and conditions set forth herein, the Swing Line Bank agrees, in reliance upon the agreements of the other Banks set forth in this Section 2.4, to make Swing Line Loans to Borrower from time to time from the Closing Date through the Business Day immediately preceding the Maturity Date in such amounts as Borrower may request, provided that (i) giving effect to such Swing Line Loan, the Swing Line Outstandings do not exceed $60,000,000, (ii) the conditions to an Advance specified in Article VIII have been satisfied (other than delivery of a Loan Notice), (iii) without the consent of all of the Banks, no Swing Line Loan may be made during the continuation of an Event of Default, (iv) the Swing Line Bank has not given at least 24 hours prior notice to Borrower that availability under the Swing Line is suspended or terminated, (v) after giving effect to such Swing Line Loan, the Total Outstandings shall not exceed the Commitment and (vi) in no event shall the Swing Line Bank be obligated to make a Swing Line Loan to Borrower if, after giving effect to such Swing Line Loan, the provisions of Section 6.17 would be violated. Borrower may borrow, repay and reborrow under this Section 2.4. Unless notified to the contrary by the Swing Line Bank, borrowings under the Swing Line shall be made in amounts which are integral multiples of $100,000.

Unless notified to the contrary by the Swing Line Bank, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. A Swing Line Loan may, at any time and from time to time, voluntarily be prepaid at the election of Borrower in whole or in part without premium or penalty. Each Swing Line Loan shall be made pursuant to Borrower’s irrevocable Swing Line Loan Notice to the Administrative Agent at the Administrative Agent’s Office not later than 4:00 p.m. Los Angeles time on the day the requested Swing Line Loan is to be made. Each telephonic Swing Line Loan Notice by the Borrower pursuant to this Section 2.4(a) must be confirmed promptly by delivery to the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Official of the Borrower.
4.	Amendment to Section 2.5 — Reduction of Letter of Credit Commitment. Section 2.5(a) of the Loan Agreement shall be amended to read in its entirety as follows:
(a)	Letter of Credit Commitment. Subject to the terms and conditions of this Agreement (including Section 8.3), Borrower may request from time to time during the period from the Closing Date through the day 30 days prior to the Maturity Date (unless the Issuing Bank otherwise agrees to a later date prior to the Maturity Date) that the Issuing Bank, in reliance upon the agreements of the other Banks set forth in this Section 2.5, issue Letters of Credit for the account of Borrower, and the Issuing Bank agrees to issue for the account of Borrower one or more Letters of Credit and to amend Letters of Credit previously issued by it in accordance with Section 2.5(b), provided that (i) Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Total Outstandings exceeds the Commitment, (ii) Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, Borrower would not be in compliance with Section 6.17, (iii) Borrower shall not request that the Issuing Bank issue any Letter of Credit having an expiration date that is beyond 364 days from the Maturity Date and (iv) the Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $600,000,000 or any limit established by Law after the Closing Date on the Issuing Bank’s ability to issue the requested Letter of Credit at any time. Notwithstanding the foregoing, the Issuing Bank shall not issue any Letter of Credit if, (A) on or prior to the Business Day immediately preceding the issuance thereof any Bank has notified the Issuing Bank in writing that the conditions set forth in Section 8.3 have not been satisfied with respect to the issuance of such Letter of Credit, (B) the expiry date of such requested Letter of Credit would occur after 364 days from the Maturity Date, unless all of the Banks have approved such expiry date, or

(C) after issuing such Letter of Credit the provisions of Section 6.17 would be violated. The Issuing Bank shall not be obligated to issue any Letter of Credit if, (x) any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it, (y) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to the customers of the Issuing Bank generally, or (z) a default of any Bank’s obligations to fund under Section 2.5(c) exists or any Bank is at such time a Defaulting Bank hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank.
5.	Amendment to Section 2.6 — Reduction of Commitment. Section 2.6 of the Loan Agreement shall be amended to read in its entirety as follows:
2.6	Reduction of Commitment.
(a)	Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least 5 Business Days prior written notice voluntarily to reduce or terminate permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $5,000,000 (unless all of the unused Commitment is being terminated), all or a portion of the unused Commitment. Borrower shall pay to the Administrative Agent (for the account of each Bank, pro rata according to that Bank’s Pro Rata Share) on the date of such termination all unpaid commitment fees which have accrued to such date in respect of the terminated portion of the Commitment.

(b)	If, at the end of any Fiscal Quarter, Consolidated Tangible Net Worth is less than or equal to $800,000,000 but greater than $500,000,000, then the Commitment shall be automatically and permanently reduced to $650,000,000 as of the date when the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 7.2.

(c)	If, at the end of any Fiscal Quarter, Consolidated Tangible Net Worth is less than or equal to $500,000,000, then the Commitment shall be automatically and permanently reduced to $500,000,000 as of the date when the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 7.2.

(d)	Upon any reduction of the Commitment pursuant to this Section 2.6, the Pro Rata Share of the Commitment of each Bank shall be reduced by such Bank’s Pro Rata Share of such reduction amount. All interests and fees accrued until the effective date of any reduction of the Commitment shall be paid on the effective date of such reduction for such reduction amount.
6.	Amendment to Section 2.8 — Borrowing Base. Section 2.8(b)(v) of the Loan Agreement shall be amended to read in its entirety as follows:
(v)	Unrestricted Cash. 100% of the amount (but only if such amount is a positive number) equal to (x) Unrestricted Cash minus (y) the sum of (I) Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) and (II) $15,000,000;
7.	Amendment to Section 6.1 — Payment or Prepayment of Subordinated Obligations. Section 6.1 of the Loan Agreement shall be amended to read in its entirety as follows:
6.1	Payment or Prepayment of Subordinated Obligations.
(a)	Make any payment with respect to any Subordinated Obligation in violation of the provisions in the instruments governing such Subordinated Obligation;

(b)	At all times the Consolidated Interest Coverage Ratio is greater than or equal to 2:00 to 1:00, if a Default or Event of Default then exists or would result therefrom, (i) make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; or

(c)	At all times the Consolidated Interest Coverage Ratio is less than 2:00 to 1:00, (i) make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; provided, however, that the restrictions set forth in this clause (c) shall not apply if all of the following conditions are met:

(A)	Unrestricted Cash (calculated on a pro forma basis after giving effect to such payment, prepayment, purchase or redemption) equals or exceeds the Commitment;

(B)	Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) are zero; and

(C)	no Default or Event of Default then exists or would result therefrom.
8.	Amendment to Section 6.9 — Consolidated Tangible Net Worth Covenant. Section 6.9 of the Loan Agreement shall be amended to read in its entirety as follows:
6.9	Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be, at the end of any Fiscal Quarter, less than an amount equal to (a) $1,000,000,000, plus (b) an amount equal to 50% of aggregate of the cumulative Consolidated Net Income (excluding the effect of any decrease in any Deferred Tax Valuation Allowance) for each Fiscal Quarter contained in the fiscal period commencing on June 1, 2008 and ending as of the last day of such Fiscal Quarter (provided that there shall be no reduction hereunder in the event of a consolidated net loss in any such Fiscal Quarter), plus (c) an amount equal to 50% of the cumulative net proceeds received by Borrower from the issuance of its capital stock subsequent to May 31, 2008, minus (d) the cumulative net amount of all Deferred Tax Valuation Allowances (not to exceed $721,753,000 in the aggregate), as of the date of determination.
9.	Amendment to Section 6.10 — Consolidated Leverage Ratio. Section 6.10 of the Loan Agreement shall be amended to read in its entirety as follows:
6.10	Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to be, at the end of any Fiscal Quarter, greater than:
(a)	2.00 to 1.00 (if the Consolidated Interest Coverage Ratio at the end of that Fiscal Quarter is greater than or equal to 1.50 to 1.00);

(b)	1.25 to 1.00 (if the Consolidated Interest Coverage Ratio at the end of that Fiscal Quarter is less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00); or

(c)	1.00 to 1.00 (if the Consolidated Interest Coverage Ratio at the end of that Fiscal Quarter is less than 1.00 to 1.00).
10.	Amendment to Section 6.11 — Consolidated Interest Coverage Ratio. Section 6.11 of the Loan Agreement shall be amended to read in its entirety as follows:
6.11	Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio to be, at the end of any Fiscal Quarter, less than 1.00 to 1.00.

Notwithstanding any other provisions of this Agreement, any failure to comply with this Section 6.11 shall not constitute a Default or Event of Default, if, concurrently with the delivery of financial statements pursuant to Section 7.1(a) and (b) and the related Compliance Certificate pursuant to Section 7.2, Borrower establishes an interest-bearing interest reserve account with Administrative Agent (the “Reserve Account”) and maintains (from the Business Day immediately following the delivery of such Compliance Certificate for so long as required by this Section 6.11) in the Reserve Account immediately available funds in an amount (the “Minimum Reserve Amount”) at least equal to the Consolidated Interest Expense for the then most recently completed Fiscal Quarter, as set forth on the Compliance Certificate for such Fiscal Quarter or Fiscal Year delivered pursuant to Section 7.2, multiplied by the Applicable Reserve Account Multiplier.

If a Compliance Certificate is not delivered on or prior to the date required by Section 7.2, immediately available funds in an amount equal to 10% of the then-effective Minimum Reserve Amount (if any) shall be additionally deposited into the Reserve Account within 3 Business Days immediately following the date upon which such Compliance Certificate was due under Section 7.2. If, as a result of any restatement of or other adjustment to the financial statements of Borrower or a calculation error, Borrower or Administrative Agent determines that (i) the Consolidated Interest Expense as calculated by Borrower as of any applicable date has changed and (ii) a recalculation of the Consolidated Interest Expense results in an increase in the Minimum Reserve Amount, immediately available funds in an amount equal to such increase shall be additionally deposited into the Reserve Account within 3 Business Days immediately following the date of such determination by Borrower or Administrative Agent.

Borrower may withdraw all amounts deposited in the Reserve Account on the first Business Day following receipt by the Administrative Agent of a Compliance Certificate delivered pursuant to Section 7.2 with respect to a Fiscal Quarter showing that the Consolidated Interest Coverage Ratio for such Fiscal Quarter is greater than or equal to 1.00 to 1.00, provided that no Default or Event of Default has then occurred and is continuing. Borrower may withdraw any amounts from the Reserve Account that exceed the Minimum Reserve Amount for the then most recently completed Fiscal Quarter, as shown in the Compliance Certificate for such Fiscal Quarter or Fiscal Year delivered pursuant to Section 7.2, provided that no Default or Event of Default has then occurred and is continuing (and Borrower delivers a certificate of a Senior Officer to this effect if such withdrawal is made on a day other than the first Business Day following receipt by the Administrative Agent of the applicable Compliance Certificate).

11.	Amendment to Section 6.12. Section 6.12 of the Loan Agreement shall be amended to read in its entirety as follows:
6.12	Distributions.
(a)	Make any Distribution if a Default or an Event of Default then exists or if an Event of Default or Default would result therefrom; or

(b)	At all times the Consolidated Interest Coverage Ratio is less than 2:00 to 1:00, (i) retire, redeem, purchase or otherwise acquire for value (other than for capital stock of the same type of the Borrower or any of its Consolidated Subsidiaries) any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by the Borrower or any of its Consolidated Subsidiaries; or (ii) make any Investment in any holder of 5% or more of the capital stock (or other equity securities) of the Borrower or any of its Consolidated Subsidiaries, if a purpose of such Investment is to avoid the restrictions set forth in subclause (i) above; provided, however, that the restrictions set forth in this Section 6.12(b) shall not apply if all of the following conditions are met:
(1)	Unrestricted Cash (calculated on a pro forma basis after giving effect to such retirement, redemption, purchase, acquisition or Investment) equals or exceeds the Commitment;

(2)	Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) are zero; and

(3)	no Default or Event of Default then exists or would result therefrom.
Notwithstanding the other provisions of this Section 6.12, Section 6.12 does not prohibit:
(A)	repurchases or exchanges of capital stock, warrants or rights to acquire shares of capital stock or other equity securities from or with employees of Borrower and its Subsidiaries in connection with Borrower’s equity incentive plans or other employee benefit plans or agreements for tax withholding obligations, or in connection with cashless exercises of options, warrants or other rights to acquire or in lieu of fractional shares; provided that the total cash and non-cash consideration paid by or on behalf of the Borrower and its Subsidiaries for all such repurchases and exchanges from or with employees does not exceed in the aggregate $5,000,000 in any Fiscal Year;

(B)	the purchase of call options or call spreads by Borrower or its Subsidiaries in connection with any convertible securities offering of Subordinated Obligations by Borrower, together with the repurchase of shares of capital stock or settlement for cash (in whole or in part) as may be required by the terms of such options or spreads; or

(C)	a Distribution made to Borrower or to a Guarantor Subsidiary.
12.	Amendment to Section 6.16. Section 6.16 of the Loan Agreement shall be amended to read in its entirety as follows:
6.16	Investment in Subsidiaries and Joint Ventures. Permit, as of the last day of any Fiscal Quarter, Borrower’s equity interest, computed in accordance with Generally Accepted Accounting Principles consistently applied, in all Subsidiaries of Borrower (other than Guarantor Subsidiaries), Financial Subsidiaries, Foreign Subsidiaries, all Joint Ventures and all other entities with financial statements not consolidated with those of Borrower under Generally Accepted Accounting Principles consistently applied to exceed 35% of the result of (a) Consolidated Tangible Net Worth plus (b) the cumulative net amount of all Deferred Tax Valuation Allowances (not to exceed $721,753,000 in the aggregate), each as of such date determined in accordance with Generally Accepted Accounting Principles consistently applied.
13.	Amendment to Section 9.1(g). Section 9.1(g) of the Loan Agreement shall be amended to read in its entirety as follows:
(g)	Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness) on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $50,000,000 in the aggregate or (ii) fails to perform or observe any other material term, covenant, or agreement on its part to be performed or observed, or suffers to exist any condition, in connection with any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness), in excess of $50,000,000 in the aggregate, if as a result of such failure or such condition any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due or has the right to cause a demand such that such Indebtedness be repurchased, prepaid, defeased or redeemed; or

14.	Consent Fee. Borrower agrees to pay to the Administrative Agent, for the account of each “Consenting Bank” (as defined in Annex IV hereto), a fee equal to the “Consent Percentage” (as defined in Annex IV hereto) of the Pro Rata Share of the Commitment (as modified by the amendment in Section 2 above) held by such Consenting Bank (the “Consent Fee”). The Consent Fee shall be payable to the Consenting Banks only if Consenting Banks constitute Required Banks and shall be paid by Borrower promptly after receipt of consents from Required Banks and after the “Consent Deadline” (as defined in Annex IV hereto). Upon payment by Borrower, the Consent Fee received by each Consenting Bank shall be fully earned and nonrefundable.
15.	Conditions Precedent. The effectiveness of this Fifth Amendment is conditioned upon the receipt by the Administrative Agent of:
(a)	this Fifth Amendment, duly executed and delivered by Borrower;

(b)	the attached Consent of Guarantors, duly executed and delivered by each Guarantor Subsidiary;

(c)	written consents to the execution, delivery and performance hereof from the Required Banks under the Loan Agreement;

(d)	the Consent Fee from the Borrower in the amount payable to each Consenting Bank; and

(e)	such other fees and expenses in such amounts and at such times as heretofore set forth in a letter agreement between Borrower, the Administrative Agent and BAS and as otherwise required under the Loan Agreement.
16.	Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Banks that:
(a)	No Default or Event of Default has occurred and remains continuing and that each of the representations and warranties of Borrower (other than the representations and warranties contained in Sections 4.4(a), 4.6, 4.9, 4.18 and 4.19 of the Loan Agreement) contained in Article IV of the Loan Agreement (each as updated from time to time in accordance with the terms of the Loan Agreement, and except that the financial statements referred to in Section 4.7(a) of the Loan Agreement shall be deemed to refer to the most recent financial statements delivered pursuant to Section 7.1(a) of the Loan Agreement and the Borrowing Base Certificate referred to in Section 4.7(b) of the Loan Agreement shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 2.8 of the Loan Agreement) is true and correct in all material respects as of the date hereof (other than those which relate by their terms solely to another date).

(b)	As of the date hereof, the assumptions upon which the projections delivered to the Administrative Agent on August 4, 2008 are based are believed by management of Borrower to be reasonable and consistent with other assumptions and facts known to Borrower as of the date hereof. Nothing in this Section 16(b) shall be construed as a representation or warranty as of any date other than the date hereof or that any of such projections will in fact be achieved by Borrower.

(c)	As of the date hereof, without expanding the scope of the representations and warranties set forth in Section 16(b), the information (or the most recent version thereof in the case of updated information) provided by Borrower to the Banks in connection with this Fifth Amendment, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein, taken as a whole, not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.
17.	RELEASE. BORROWER AND EACH GUARANTOR SUBSIDIARY HEREBY ACKNOWLEDGE THAT THE OBLIGATIONS UNDER THE LOAN AGREEMENT AND EACH LOAN DOCUMENT EXECUTED IN CONNECTION THEREWITH ARE ABSOLUTE AND UNCONDITIONAL WITHOUT ANY RIGHT OF RESCISSION, SETOFF, COUNTERCLAIM, DEFENSE, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS UNDER THE LOAN AGREEMENT AND EACH LOAN DOCUMENT EXECUTED IN CONNECTION THEREWITH OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM ANY PARTY TO THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS. BORROWER AND EACH GUARANTOR SUBSIDIARY HEREBY VOLUNTARILY AND KNOWINGLY RELEASE AND FOREVER DISCHARGE EACH AGENT PARTY, EACH AGENT-RELATED PERSON, EACH ISSUING BANK, EACH BANK AND ITS PREDECESSORS, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS, ATTORNEYS-IN-FACT, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS FIFTH AMENDMENT IS EXECUTED, WHICH BORROWER OR ANY GUARANTOR SUBSIDIARY MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, WHICH ARISE FROM ANY OF THE “LOANS”, “LETTERS OF CREDIT” OR OTHERWISE IN CONNECTION WITH THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS, AND OUT OF OR IN CONNECTION WITH OR BY REASON OF THE LOAN AGREEMENT AND EACH LOAN DOCUMENT EXECUTED IN CONNECTION THEREWITH, INCLUDING NEGOTIATION FOR AND EXECUTION OF THIS FIFTH AMENDMENT.
18.	Waiver of California Civil Code Section 1542. Borrower and each Guarantor Subsidiary hereby expressly waive the provisions of Section 1542 of the Civil Code of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

19.	Third Amendment. Sections 2 and 7 of the Third Amendment Agreement to the Loan Agreement, dated as of August 17, 2007, are of no further force and effect.
20.	Counterparts. This Fifth Amendment may be executed in counterparts in accordance with Section 11.7 of the Loan Agreement.
21.	Expenses. The Borrower confirms its obligation, pursuant to Section 11.3 of the Loan Agreement, to pay the reasonable actual out-of-pocket costs and expenses of the Administrative Agent and BAS incurred in connection with this Fifth Amendment.
22.	Confirmation. In all other respects, the terms of the Loan Agreement and the other Loan Documents are hereby confirmed.
[signatures continued on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed as of the date first written above.

KB HOME, a Delaware corporation
By:	/s/ Kelly Masuda
Its: Senior Vice President, Treasurer

BANK OF AMERICA, N.A., as Administrative Agent and as a Bank
By:	/s/ Theodore M. Becchetti
Its: Vice President